Exhibit 10.7
Personal & Confidential
April 21, 2014

Mr. Robert Kenny

Employee Secondment Offer –Executive Vice President, President & CEO, Europe and Africa

I am pleased to extend a secondment offer to you as Executive Vice President, President and CEO Europe and Africa, which reports directly to the President & CEO of the parent company General Cable Corporation, and which is responsible for leading all of General Cable European and African subsidiaries (“General Cable Europe” or the “Company”).

This letter sets out the terms and conditions of your secondment to the Company. You shall work in Europe with your home based in Barcelona, Spain.

The secondment commences on August 1, 2014 and is anticipated for an initial period of approximately three (3) – five (5) years. Your employment conditions will be established as detailed below for the duration of your secondment.

You shall, during the term of your secondment, conduct such duties as the Company shall, in its discretion, direct. You will negotiate and sign contracts on behalf of the European business entity only during your secondment. In this regard, it is expressly agreed that General Cable North America shall release and is hereby releasing you from all obligations and responsibilities to perform services for the Company during the term and that General Cable North America shall not interfere with or have any claim to and/or for your services during the term of the secondment.

1	Base Salary and Incentives
Your host country location shall be Barcelona Spain, but you will remain on the General Cable US payroll during your secondment. Your annual base salary effective August 1, 2014 shall be USD $325,000. Your base salary shall be reviewed annually in accordance with Company practice.

You shall participate in the Global Annual Incentive Program effective August 1, 2014. Your annual incentive target shall be $300,000, prorated for 2014 as noted below, with the pay-out based on 80% Financial and 20% Strategic performance measurements (as detailed in your promotional letter). You will be eligible for a full twelve months of cash bonus in 2014, 7 months will be tied to North America results, and 5 months will be tied to Global results. Starting in 2015, you will be fully aligned to the Global Annual Incentive Plan.

2	Secondment Date
You shall begin your secondment effective August 1, 2014 pending confirmation and subject to approval of your work authorization in Spain. You must obtain all required work authorization documents, including appropriate visa(s), work permit(s), and residence permit(s), prior to commencing your secondment in Spain. Please partner with the Doral HR team to begin your work authorization process.

3	General Employment Terms and Conditions
During your secondment, you shall be expected to conform to the employment conditions applicable to an executive in Spain, and normal office procedures applicable there, including working hours, public holidays, etc. You shall be entitled to four (4) weeks of vacation with future adjustments made based on Company policy. Any unused vacation shall not be carried forth into the next fiscal year.

4	Confidentiality
You agree (i) to keep confidential for the benefit of the Company all trade secrets, confidential or proprietary information, knowledge or data disclosed to it or obtained by it prior to or during the term of this Agreement (“Confidential Information”), (ii) not to disclose any Confidential Information to any other person, firm or corporation, and, (iii) to return to Company, upon expiration or termination of this Agreement, any Confidential Information then its possession or control. The obligations of this Section will survive the expiration or termination of this Agreement.

5	Benefit Plans

5.1
You will continue to participate in the current US benefit plans which includes international medical coverage available for all General Cable salaried employees. Unless comparable or better benefits are offered at a local level, you and your family shall be covered by General Cable’s full complement of US benefits plans.

6	Secondment Package

6.1
You will be entitled to assistance related to housing costs (rent and utilities) in Barcelona Spain. You will be expected to locate a suitable property (with the local HR team available to assist you). The Company will pay a maximum amount for rent and utilities not to exceed EUR 3,500 (NET) per month. Any expenses over and above this amount must be paid by you.

6.2
You shall be entitled to a cost of living allowance related to goods and services based on family size of two. This allowance shall be US $41,500 per annum, paid in U.S. dollars, in equal instalments per pay period via the U.S. payroll, less applicable withholdings and taxes. Until such time your spouse moves to Spain (planned for summer of 2015), your cost of living adjustment will be $25,000 paid in U.S. dollars, in equal instalments per pay period via the U.S. payroll, less applicable withholdings and taxes.

6.3
For the first year of your assignment, and recognizing that your family will not initially move to Spain with you, the Company shall provide or reimburse you up to US$ 20,000 for the cost of air fare for you to return periodically to the US to visit family. Once your wife moves to Spain (targeted for summer of 2015), you shall be entitled to home leave or R&R annually for you and your wife. The Company shall provide or reimburse you up to US$12,000 for the cost of air fares and travel for you and your wife to either your point of origin in the United States or any destination of your choice. The travel days involved shall be in addition to your normal vacation entitlement. Should you not take this home leave in any year, no alternative personal travel shall be paid or cash payment in lieu of this provision made.

6.4	You and your wife shall be reimbursed for Spanish language training during the first year of your secondment should you elect to leverage such training.

6.5	You will be provided a company car in accordance with local market practices.

7	Emergency Leave

7.1
In the event of the death or critical illness of your parent or child, or the death or critical illness of the parent or child of your spouse, the Company will provide you and, at the discretion of local management, other eligible dependents with round trip air tickets between Spain and the location of affected individual. You will be granted an appropriate amount of paid leave in conjunction with the emergency.

8	Relocation – benefits to be provided summer of 2015 when your wife moves to Spain

8.1
You and your wife shall be entitled to one visit to Barcelona, Spain of one week in length to review housing for your family. All expenses shall be reimbursed in line with the Company’s business travel policy. This includes round-trip business class airfare, hotel, transportation and a daily per diem for incidentals. The Spain HR team shall assist you with preparation to maximize your visit.

8.2
Upon final relocation, you shall be provided with one-way air transportation from the United States to Barcelona, Spain to for you and your wife. While the company allows for business class, you have elected to fly economy.

8.3	You will be entitled to one month’s base salary (NET) to offset your relocation incidentals and this will be payable within one month of your move.

8.4
You shall be provided with an ocean freight shipment of household goods from point of origin, USA to Barcelona, Spain and you shall work to coordinate this shipment to coincide with your family’s arrival in Barcelona. Should you decide not to ship your household goods; General Cable will store your goods in the US for the duration of your assignment.

8.5
The Company will pay the cost to ship by air a limited amount of essential personal effects or a larger surface shipment of reasonable volume of both personal effects and household goods. It is advisable to stay within the following weights for air shipments: 500 lbs. for assignee and 250 lbs. per each child.

8.6	Any payment(s) or allowance(s) associated with your shipment shall be paid by the host company.

9	Tax Matters
You shall be responsible for complying with any and all applicable income tax regulations in your home and host countries, as well as any other countries where you are required to pay taxes.

9.1
You shall be provided with tax return preparation assistance during the course of your international assignment. Tax return preparation will be authorized in any country or jurisdiction where a tax filing obligation occurs due to business related travel. The authorized services shall include a consultation with an accounting firm selected by the Company in your home and host country locations.

9.2
You shall be tax equalized during your secondment Spain which means you shall have a hypothetical tax withheld from your earnings which is an estimate of your United States “stay-at-home” income tax and social tax liability. Additional taxes on your Company income that are associated with your living in Spain shall be covered by the Company. Any worldwide taxes associated with personal (non-Company) income will be your sole responsibility. The benefits of the foreign earned income exclusions and Company-paid foreign tax credits shall belong to the Company under tax equalization.

9.3
The Company shall secure the services of a reputable accounting firm to prepare your home and your host country tax returns. It shall be your responsibility to provide all information requested and to ensure that your tax returns are accurate and filed when due. You shall be responsible to provide in a timely manner, all reasonable and necessary information in the form and manner requested. At all times, you shall be responsible for the payment of any and all interest or penalties or other assessments associated with untimely or inaccurate submission of data in connection with any tax documentation.

10	Termination of Secondment/Employment

10.1
If your employment is involuntarily terminated and the circumstances of your termination entitle you to a severance pay allowance under the applicable company severance plan, the amount of your severance pay allowance shall be in accordance with General Cable policies and procedures.

10.2	If your secondment/employment is terminated by the Company for reasons other than cause, you shall be entitled to repatriation to your home country.

10.3	Should your employment with the Company be terminated for cause (including but not limited to your non-performance), you shall not be entitled to repatriation benefits.
Bob, we ask that you sign this agreement indicating that you shall accept the terms and conditions as set forth in this letter. With your signature, you also shall agree to adhere to the Company’s Code of Ethics and to the guidelines of the Company’s mobility program.
Please retain a copy of the letter for your records, and return the signed original by 10 May 2014 to Sonya Reed, SVP and CHRO at 9850 NW 41st Street, Suite 200, Doral, FL 33178. She shall provide a copy to me for my records.
Sincerely,

Greg Kenny
President & Chief Executive Officer

cc: Sonya Reed, SVP & Chief HR Officer; GC HR
I have read and accept the terms and conditions as outlined in this secondment letter.
___________________________________ __________________________________
Robert Kenny (Signature)    Date